CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Fixed Income Trust

We consent to the use of our reports, dated June 27, 2008, except for Notes 13 and 14 as to which the date is June 11, 2009, for the Evergreen Core Plus Bond Fund, a series of the Evergreen Fixed Income Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

June 19, 2009